SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ART'S-WAY MANUFACTURING CO., INC.

By: _________________________	By: _______________________________
John C. Breitung                Carrie L. Majeski
Chief Executive Officer         Chief Financial Officer
Date:________________________   Date:______________________________